EXHIBIT 10.5

1st November 2015

PRIVATE &

CONFIDENTIAL

Mr. Leong Yee Ming, Ryan

c/o Interasean Focus Agency

C-7-11, Oakleaf Park Condo

68000 Ampang

Selangor

Dear Mr Leong

RE :	CONSULTANCY SERVICE

We refer to the above matter.

We are pleased to offer you the above and you are required to read and fully understand the terms and conditions stipulated in this Consultancy Service before signing the acceptance to render your service. This agreement is not a contract of service and thus you shall not hold the company liable and/or responsible as an employer.

Project : Vitaxel Sdn Bhd – Wisma Ho Wah Genting, No. 35 Jalan Maharajalela, 50150 Kuala Lumpur
Service Offered To : Leong Yee Ming, Ryan c/o Interasean Focus Agency	Company No. : 002345452-W
Scope of Work : as in the attachment
Commencing Date : 1st November 2015	Expiry Date : 31st July2016

The above is based on the following terms and conditions as follows: -

1)	Monthly Consultancy Fee	:	RM12,000.00
(Ringgit Malaysia : Twelve Thousand Only)

2)	Claims	:	RM2,000.00 (max.) per month (Rgt. M’sia : Two Thousand only) for petrol, toll charges, accommodation & other expenses incurred during official assignment shall be based on the HWGB Employee Handbook.

3)	Medical Benefits	:	You are entitled to clinical benefits during your service with the Company in accordance with limit and condition as follows : -

•	Reimbursed for a full cost of outpatient treatment as long as it does not exceed the yearly medical expenses which includes the Company’s panel doctor/non appointed Company’s doctor as below :-
	-	RM1,500.00 per year (To be decided by Company)

4)	Termination of Service Agreement
This Agreement shall be terminated without any compensation whatsoever upon either party giving to the other party one (1) month written notice of intention to terminate the Contract.

5)	Business License
You are to ensure that your Agency has an existing business license issued by the relevant authority throughout the contract period.

6)	Confidentiality
It is understood and accepted that you will at no circumstances divulge or make public, in any way, any of the Company’s confidential matters, accounts, transactions, statistics or plans that you may gain in the course of discharging your duty. This clause shall continue to apply even after the termination of your contract.

7)	General
You are required to obey and comply with all instructions and directions given to you by the Company and faithfully observe all the rules, regulations, procedures, practices, systems and policies of the Company, whether explicit or implied, for the time being in force by the Company in all respects.

Yours faithfully

VITAXEL SDN BHD

/s/ Bernard Lim

BERNARD LIM

Executive Director

I, Leong Yee Ming, Ryan c/o Interasean Focus Agency (Company No. 002345452-W) C-7-11, Oakleaf Park Condo, 68000 Ampang, Selangor hereby accept the offer upon the terms and conditions as stated above.

/s/ Leong Yee Ming, Ryan

1-11-2015
LEONG YEE MING, RYAN	Date
C/O INTERASEAN FOCUS AGENCY
(Company stamp & sign)

Attachment

SCOPE OF WORK

(i)	Responsible for the success or failure of the Company. To ensure that the operations, and in particular the marketing, is properly designed so that the Company is profitable

(ii)	Supports motivation of employees in organization products/programs and operations

(iii)	Ensures staff and Board have sufficient and up-to-date information

(iv)	Looks to the future of change opportunities

(v)	Formulates policies and planning recommendations to the Board

(vi)	Decides or guides courses of action in operations by the staff

(vii)	Oversees the operations of organization

(viii)	Implements plans that has been approved

(ix)	Oversees design, marketing, promotion, delivery and quality of programs, products and services

(x)	Assures the organization and its mission, program, products and services are consistently presented in strong and positive image